Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Realty Income Corporation of our report dated February 28, 2023, with respect to the consolidated financial statements of Spirit Realty Capital, Inc. and the effectiveness of internal control over financial reporting of Spirit Realty Capital, Inc. included in the Current Report on Form 8-K of Realty Income Corporation, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas

November 26, 2024